Exhibit 10.49

EXECUTION COPY

The Clorox Company

1221 Broadway

Oakland, CA 94612-1888

August 10, 2007

Re:	Accelerated Share Repurchase

Ladies and Gentlemen:

This letter (the “Letter Agreement”) sets forth the agreement we have reached with respect to a transaction between Citibank, N.A. (“Citibank” or the “Seller”) and The Clorox Company (the “Company”) in relation to shares of the Company’s common stock, par value USD 1.00 (the “Common Stock”).

I.	Definitions

As used in this Letter Agreement, the following terms shall have the following meanings:

“Additional Settlement Shares” has the meaning specified in Section V(a).

“Affected Party” has the meaning specified in Section VI(b), Section VII(b) or Section VIII, as applicable.

“Alternative Termination Delivery Unit” means (i) in the case of an event resulting in a Termination Date (other than a termination following consummation of a merger, tender offer or similar transaction in respect of an Announcement Date), one share of Common Stock and (ii) in the case of an event resulting in a Termination Date following consummation of a merger, tender offer or similar transaction in respect of an Announcement Date, a unit consisting of the number or amount of each type of property received by a holder of one share of Common Stock in the related event giving rise to such Announcement Date; provided that if such event involves a choice of consideration to be received by holders of shares of Common Stock, an Alternative Termination Delivery Unit shall be deemed to include the amount of cash received by a holder who had elected to receive the maximum possible amount of cash as consideration for his shares of Common Stock.

“Announcement Date” means the date of the first public announcement of any corporate event involving the Company or the Common Stock that, in the reasonable discretion of the Seller, is, as of such date, or if consummated would become, at any date subsequent to such date, a merger, tender offer, exchange offer, consolidation, amalgamation or binding share exchange (but excluding corporate events such as acquisitions of assets or the shares of another entity in which the Company does not issue any Common Stock).

“Bankruptcy Code” has the meaning specified in Section XVIII(b).

“Cash Tender Termination” has the meaning specified in Section VIII(a).

“Common Stock” has the meaning specified in the first paragraph of this Letter Agreement.

“Company” has the meaning specified in the first paragraph of this Letter Agreement.

“Company Termination Amount” has the meaning specified in Section X(c).

“Corporate Event Termination” has the meaning specified in Section VIII(b).

“Default Notice Day” has the meaning specified in Section X(b).

“Defaulting Party” has the meaning specified in Section IX.

“Delisting Termination” has the meaning specified in Section VIII(c).

“Discount Per Share” means USD 0.52.

“Disrupted Day” means a scheduled Trading Day on which a Market Disruption Event or a Regulatory Disruption occurs or exists; provided that the Seller may determine in its commercially reasonable discretion that a scheduled Trading Day is a Disrupted Day only in part.

“Dividend Event Termination” has the meaning specified in Section VII(b).

“Exchange” means the New York Stock Exchange or any successor exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expected Dividend Amount” has the meaning specified in Section VII(a).

“Indemnified Party” has the meaning specified in Section XVII.

“Initial Pricing Period Termination Date” means October 8, 2007.

“Initial Settlement Date” has the meaning specified in Section II(b).

“Letter Agreement” has the meaning specified in the first paragraph of this Letter Agreement.

“Loss” has the meaning specified in Section X(a).

“Loss Notice” has the meaning specified in Section X(a).

“Loss of Borrow Termination” has the meaning specified in Section VI(b).

“Market Disruption Event” means any (i) suspension of or limitation imposed on trading by the Exchange or any other exchange or market on which the Common Stock is listed for trading and where trading has a material effect (in the reasonable business judgment of the Seller) on the overall market for the Common Stock, (ii) event that disrupts or impairs (in the reasonable business judgment of the Seller) the ability of market participants in general to effect transactions in, or obtain market values for, the shares of Common Stock or futures or options contracts relating to the Common Stock or (iii) material decrease, on any scheduled Trading Day, in the trading volume for the Common Stock resulting from the Exchange failing to open or closing prior to its scheduled closing time on such day such that in the reasonable business judgment of the Seller it cannot complete its hedging activities in connection with the Transaction for such scheduled Trading Day.

“Maximum Borrow Cost” means, at any time, thirty (30) basis points per annum based on the closing price per share of Common Stock on the immediately preceding Trading Day.

“Non-Affected Party” has the meaning specified in Section VI(b), Section VII(b) or Section VIII, as applicable.

“Non-Defaulting Party” has the meaning specified in Section IX.

“Number of Initial Shares” means (a) 87% multiplied by (b) the Purchase Price divided by (c) the closing price per share of Common Stock on the Purchase Date, with the result rounded up to the nearest whole number.

“Payment Amount” has the meaning specified in Section V(b).

“Pricing Period” means the period of consecutive Trading Days commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date, subject to extension as provided herein.

“Pricing Period Commencement Date” means August 13, 2007.

“Pricing Period Termination Date” means the earlier of (a) the Scheduled Pricing Period Termination Date, or (b) any Relevant Pricing Day occurring on or following the Initial Pricing Period Termination Date and immediately preceding any Trading Day on which the Seller shall notify (which may include oral or email notice, with oral notice promptly confirmed by written notice, it being understood that any failure or delay in providing such written confirmation shall not affect the effectiveness of the oral notice) the Company, prior to the close of business in New York City on such Trading Day, of its intention to terminate the Pricing Period.

“Private Placement Agreement” has the meaning specified in Annex B hereto.

“Private Placement Price” has the meaning specified in Annex B hereto.

“Private Placement Settlement” has the meaning specified in Section V(b).

“Private Securities” has the meaning specified in Annex B hereto.

“Prospectus” has the meaning specified in Annex A hereto.

“Purchase Date” has the meaning specified in Section II(a).

“Purchase Price” has the meaning specified in Section II(a).

“Reference Price” means the arithmetic average of the Rule 10b-18 VWAPs for all Relevant Pricing Days in the Pricing Period; provided that, in the event the Seller determines that a Disrupted Day that is a Relevant Pricing Day is a Disrupted Day only in part, the Seller shall determine the Reference Price based on an appropriately weighted average instead of such arithmetic average.

“Registered Settlement” has the meaning specified in Section V(b).

“Registration Statement” has the meaning specified in Annex A hereto.

“Regulation M” means Regulation M under the Exchange Act.

“Regulatory Disruption” has the meaning specified in Section III(d).

“Relevant Day” means each day listed on Annex C hereto that is also a Trading Day; provided that, notwithstanding anything to the contrary in this Letter Agreement, the Seller shall not make any adjustment to the dates listed on Annex C hereto.

“Relevant Period” has the meaning specified in Section III(a).

“Relevant Pricing Day” means each Relevant Day during the Pricing Period.

“Relevant Valuation Day” means each Relevant Day during the Valuation Period.

“Rule 10b-18” means Rule 10b-18 under the Exchange Act.

“Rule 10b-18 VWAP” means, for any Relevant Day, the volume-weighted average price at which the Common Stock trades as reported in the consolidated system for the principal U.S. securities exchange on which such Common Stock is then listed on such Relevant Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Relevant Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Relevant Day and ten minutes before the scheduled close of the primary trading session in the market where the trade is effected, and (iv) trades on such Relevant Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Exchange Act, as determined in good faith by the Seller. The Company acknowledges that the Seller may refer to the Bloomberg Page “CLX.N <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Relevant Day to determine the Rule 10b-18 VWAP.

“SEC” has the meaning specified in Annex A hereto.

“Scheduled Pricing Period Termination Date” means January 24, 2008; provided that, the Scheduled Pricing Period Termination Date may be postponed by the Seller upon the occurrence or continuance of a Market Disruption Event or a Regulatory Disruption on any scheduled Trading Day during the Pricing Period.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the first paragraph of this Letter Agreement.

“Seller Termination Amount” has the meaning specified in Section X(b).

“Seller’s Hedge Position” means, at any time, the theoretical number of shares of Common Stock represented by the Seller’s net hedge position in relation to the Transaction at such time, as determined by the Seller in good faith and a commercially reasonable manner, with a net short hedge position expressed as a negative number and a net long hedge position expressed as a positive number.

“Seller’s Short Position” means, at any time, the absolute value of the lesser of zero and Seller’s Hedge Position.

“Settlement Number” means (a)(i) the Purchase Price divided by (ii) the Settlement Price, with the quotient rounded up to the nearest whole number, minus (b) the Number of Initial Shares.

“Settlement Price” means (i) the Reference Price minus (ii) the Discount Per Share.

“Share Cap” means, as of any date of determination, three (3) times the Number of Initial Shares minus the number of shares of Common Stock delivered by the Company to the Seller on or prior to such date hereunder (in each case subject to adjustment pursuant to Sections III(d), VII and VIII).

“Termination Date” has the meaning specified in Section X(a).

“Termination Price” means the value of an Alternative Termination Delivery Unit to the Seller.

“Trading Day” means any day (i) other than a Saturday, a Sunday or a Disrupted Day (subject to the proviso in the definition of “Disrupted Day” above), and (ii) on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Transaction” means the transaction contemplated by this Letter Agreement.

“Transfer Agreement” has the meaning specified in Annex A hereto.

“Valuation Period” means a period commencing on the first Trading Day immediately following the last Trading Day of the Pricing Period and ending on the Trading Day on which the Seller completes its purchase of a number of shares of Common Stock equal to the Settlement Number, pursuant to Section III(b) and Section V(b), and as determined in good faith by the Seller.

II.	Initial Shares

(a) Subject to the terms and conditions of this Letter Agreement, the Company agrees to purchase from the Seller, and the Seller agrees to sell to the Company, on the date hereof or on such other Trading Day as the Company and the Seller shall otherwise agree (the “Purchase Date”), for a single aggregate price of USD 375,000,000 (the “Purchase Price”), a number of shares of Common Stock equal to the Number of Initial Shares and, if the Settlement Number is greater than zero, an additional number of shares of Common Stock equal to such Settlement Number. Such purchase and sale shall be effected in accordance with the Seller’s customary procedures.

(b) On the third Trading Day immediately following the Purchase Date (the “Initial Settlement Date”), the Seller shall deliver the Number of Initial Shares to the Company, upon payment by the Company of the Purchase Price in U.S. dollars.

III.	Seller Purchases

(a) The parties acknowledge that the deliveries of shares of Common Stock contemplated by Section II will result in the Seller having an outstanding short position with respect to the Common Stock. During the Pricing Period (the “Relevant Period”) or, if applicable, the Valuation Period, the Seller or its affiliates may effect transactions in shares of Common Stock or enter into derivative transactions relating to the Common Stock. Notwithstanding the foregoing, the Seller shall not be required to purchase any shares of Common Stock during the Relevant Period or, if applicable, the Valuation Period. Any purchases of Common Stock, or other transactions relating to Common Stock, by the Seller or its affiliates during the Relevant Period or, if applicable, the Valuation Period shall be conducted independently of the Company. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Letter Agreement shall be interpreted in a manner to comply with the requirements of Rule 10b5-1(c), and the Company shall take no action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, the Company acknowledges and agrees that (A) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether the Seller or its affiliates effect any purchases of shares of Common Stock or other transactions relating to the Common Stock in connection with the Transaction, (B) during the Relevant Period and, if applicable, the Valuation Period, neither the Company nor its officers or employees shall, directly or indirectly, communicate any material non-public information regarding the Company or the Common Stock to any employee of the Seller or its affiliates responsible for trading the Common Stock in connection with the transactions contemplated hereby, (C) the Company is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act and (D) the Company will not alter or deviate from this Letter Agreement or enter into or alter a corresponding hedging transaction with respect to the shares of Common Stock. The Company also acknowledges and agrees that any amendment, modification or waiver of this Letter Agreement must be effected in accordance with the requirements for the amendment of a plan within the meaning of Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made on the basis of, or at any time at which the Company or any officer or director of the Company is aware of, any material non-public information regarding the Company or the Common Stock.

(b) (i) The Company represents and warrants that neither the Company nor any agent acting for the Company has, during each of the four full calendar weeks prior to the date hereof, and during the calendar week during which the Purchase Date occurs, entered into a purchase by or for itself or for any of its affiliated purchasers of a block of Common Stock (“affiliated purchaser” and “blocks” each as defined in Rule 10b-18).

(ii) During the Relevant Period and, if applicable, the Valuation Period, the Seller will use good faith efforts to make all open market purchases of Common Stock on a Relevant Day in connection with this Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases.

(c) During the Relevant Period and, if applicable, the Valuation Period, the Company shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Company makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Company (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify the Seller following any such announcement that such announcement has been made, and (iii) promptly deliver to the Seller following the making of any such announcement a certificate indicating (A) the Company’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) the Company’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, the Company shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. The Company acknowledges that any such public announcement may cause the Pricing Period or Valuation Period to be suspended pursuant to Section III(d). Accordingly, the Company acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section III(a).

(d) In the event that the Seller reasonably concludes in good faith that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller generally), for it to refrain from engaging in or to limit its hedging activities in connection with the Transaction on any Relevant Pricing Day during the Relevant Period and, if applicable, the Valuation Period (each such event, a “Regulatory Disruption”), such day shall be deemed to be a Disrupted Day. In the event of a Disrupted Day (regardless of the cause), the Seller may adjust the terms of the Transaction as in its good faith judgment it deems appropriate under the circumstances. The Seller shall promptly notify the Company upon exercising its rights pursuant to this Section III(d) and shall subsequently notify the Company in writing on the day the Seller believes that it may resume its hedging activities. The Seller shall not be required to communicate to the Company the reason for the Seller’s exercise of its rights pursuant to this Section III(d) if the Seller reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures.

IV.	Company Purchases

Except for the other accelerated share repurchase transaction entered into on the date hereof, the Company (including its affiliates and affiliated purchasers, each as defined in Rule 10b-18) shall not, without the prior written consent of the Seller, purchase any shares of Common Stock (or an equivalent interest, or any security convertible into or exchangeable for such shares) on the open market, or enter into any accelerated share repurchase program, or any derivative share repurchase transaction, or other transaction similar to the transactions enumerated, from the date hereof and thereafter until all payments or deliveries of shares pursuant to Section V or Section X below have been made.

V.	Settlement

(a) If, following the expiration of the Pricing Period, the Settlement Number is greater than zero, the Seller shall transfer to the Company through its agent, for no additional consideration, a number of shares of Common Stock equal to the Settlement Number (the “Additional Settlement Shares”). If Additional Settlement Shares are to be transferred to the Company, the Seller shall deliver the shares to the Company on the fourth Trading Day following the last day of the Pricing Period.

(b) If, following the expiration of the Pricing Period, the Settlement Number is less than zero, (i) the Company shall make a cash payment to the Seller in an amount equal to the absolute value of the Settlement Number multiplied by the weighted average purchase price at which the Seller purchases shares of Common Stock equal to the Settlement Number on Relevant Valuation Days during the Valuation Period, plus interest thereon from such date of purchase accrued daily at the overnight federal funds rate as determined by the Seller in a commercially reasonable manner plus twenty (20) basis points (the “Payment Amount”), to be paid on the Trading Day immediately following the last day of the Valuation Period, or (ii) if the Company so elects pursuant to this paragraph (b), in lieu of such cash payment, the Company shall, in accordance with the provisions of this paragraph (b), transfer to the Seller through its agent, for no additional consideration, a number of shares of Common Stock equal to the absolute value of the Settlement Number, adjusted as provided below. The Company shall notify the Seller in writing of its election to effect the delivery of the Settlement Number of shares, adjusted as provided below, and whether such delivery will be effected in accordance with Annex A (“Registered Settlement”) or Annex B (“Private Placement Settlement”) to this Letter Agreement on or prior to the close of business in New York City on the scheduled Trading Day following the last day of the Pricing Period; provided that (A) if the Company fails to make a timely election and notify the Seller that it will effect the delivery of the Settlement Number of shares, the Company will be obligated to pay the Payment Amount in cash, and (B) if the Company fails to make a timely election regarding whether Registered Settlement or Private Placement Settlement will apply following a timely election to deliver shares, the Company shall be deemed to have elected Private Placement Settlement. If the Company elects Registered Settlement, then the Company shall deliver to the Seller a number of shares of Common Stock equal to (A) the absolute value of the Settlement Number plus (B) an additional number of shares of Common Stock to take into account a per share fee of USD 0.05 on the absolute value of the Settlement Number, and such shares of Common Stock shall be delivered on the second Trading Day following the last day of the Pricing Period and in such numbers as are specified by the Seller in accordance with the procedures contained in Annex A. If the Company elects or is deemed to have elected Private Placement Settlement, then on the scheduled Trading Day immediately following the day on which the Seller informs the Company pursuant to Annex B of the number of Private Securities required to be delivered, the Company shall deliver to the Seller a number of shares of Common Stock equal to (A) the Payment Amount divided by (B) the Private Placement Price (determined in accordance with the procedures contained in Annex B).

(c) Notwithstanding anything to the contrary in this Letter Agreement, the Company acknowledges and agrees that, on any day, the Seller (or its agent or affiliate) shall not be obligated to deliver or receive any shares of Common Stock to or from the Company and the Company shall not be entitled to receive any shares of Common Stock if such receipt or delivery would result in the Seller’s ultimate parent entity directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.7% of the outstanding shares of Common Stock. Any purported receipt or delivery of shares of Common Stock shall be void and have no effect to the extent (but only to the extent) that any receipt or delivery of such shares of Common Stock would result in the Seller’s ultimate parent entity directly or indirectly so beneficially owning in excess of 4.7% of the outstanding shares of Common Stock. If, on any day, any delivery or receipt of shares of Common Stock by the Seller (or its agent or affiliate) is not effected, in whole or in part, as a result of this provision, the Seller’s and the Company’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as the Seller reasonably determines that such receipt or delivery would not result in the Seller’s ultimate parent entity directly or indirectly beneficially owning in excess of 4.7% of the outstanding shares of Common Stock.

(d) The Company represents and warrants, as of the date of any election pursuant to Section V(b) to deliver shares, that it is not aware of material non-public information with respect to the Company or the Common Stock.

VI.	Borrow Events

(a) Borrow Cost Increase. If at any time during the Transaction, the Seller is unable, after using commercially reasonable efforts, to borrow Common Stock (up to a number necessary to maintain Seller’s Short Position) on terms that require the Seller to pay or bear costs in connection with such borrow in an amount per share of Common Stock less than or equal to the Maximum Borrow Cost, then the Seller will act in good faith and in a commercially reasonable manner to (a) make the corresponding adjustment(s), if any, to any variable relevant to the exercise, valuation, settlement or payment terms of the Transaction as the Seller determines appropriate to account for any such borrowing costs per share of Common Stock in excess of the Maximum Borrow Cost and (b) determine the effective date(s) of the adjustment(s).

(b) Loss of Borrow Termination. On any scheduled Trading Day, the Seller may elect to terminate the Transaction (a “Loss of Borrow Termination”), in whole or in part, as the case may be, in the event and pro rata to the extent it is no longer able, after commercially reasonable efforts, to borrow (or maintain a borrowing of) shares of Common Stock in an amount necessary to maintain Seller’s Short Position. Upon the occurrence of a Loss of Borrow Termination, the “Affected Party” shall be the Company and the Seller shall be the “Non-Affected Party” for purposes of Section X.

VII.	Dividend Event

(a) Dividend Amount. If 100% of the aggregate gross cash dividends or distributions per share of Common Stock (including any ordinary or extraordinary cash dividends) declared by the Company and for which the ex-date is scheduled to occur during the Relevant Period exceeds the expected cash dividend amount per share of Common Stock (subject to adjustment in accordance with Section VIII) set forth in this Section VII(a) (the “Expected Dividend Amount”), a Dividend Event shall be deemed to have occurred.

Expected Dividend Amount	Dividend Period
USD 0.00 per share of Common Stock	Trade Date – October 25, 2007
USD 0.40 per share of Common Stock	October 26, 2007 – January 24, 2008
USD 0.00 per share of Common Stock	Any period after January 24, 2008

(b) Dividend Event Termination. Upon the occurrence of a Dividend Event, on any scheduled Trading Day on or after the occurrence of such Dividend Event, the Seller may elect to terminate the Transaction (a “Dividend Event Termination”). Upon the occurrence of a Dividend Event Termination, the “Affected Party” shall be the Company and the Seller shall be the “Non-Affected Party” for purposes of Section X.

VIII.	Extraordinary Events

(a) In the event an offer is publicly announced to the holders of Common Stock to tender or exchange in excess of 10% of the outstanding shares of Common Stock for cash, the Seller may, in its reasonable discretion, (i) adjust the terms of the Transaction so that (i) the final day of the Pricing Period shall be the earlier of the scheduled final Relevant Pricing Day of the Pricing Period and the date such offer is consummated and (ii) for each of the Relevant Pricing Days in the Pricing Period following the date on which such offer is publicly announced, the price used in computing the Reference Price shall be deemed to equal the price per share of Common Stock at which such offer is to be consummated, where the Seller shall notify the Company in writing as to the terms of any adjustment made pursuant to this Section VIII(a) no later than 5 days after the tender offer is publicly announced or (ii) elect to terminate this Transaction (a “Cash Tender Termination”). Upon the occurrence of a Cash Tender Termination, the “Affected Party” shall be the Company and the Seller shall be the “Non-Affected Party” for purposes of Section X.

(b) In the event of any event involving the Company or the Common Stock not specifically addressed in subsection (a) of this Section VIII which is an Announcement Date, a non-cash dividend or distribution, stock split, reorganization, merger, amalgamation, consolidation, binding share exchange, offer to tender or exchange Common Stock for consideration other than cash, rights offering, recapitalization or spin-off or any other event that may have a diluting or concentrative effect on the theoretical value of the Common Stock, but excluding events such as acquisitions of assets or the stock of another company where the Company does not issue Common Stock and the ordinary course grant or exercise of stock options or other securities or rights pursuant to the Company’s employee benefit plans, or in the event that the Seller, in its reasonable good faith judgment, determines that the adjustments described in subsection (a) of this Section VIII will not result in an equitable adjustment of the terms of the Transaction (including, for the avoidance of doubt, because such event results in losses to the Seller as a result of the Seller’s inability to modify its hedging position quickly enough to properly reflect the increase in the price of the shares of Common Stock resulting from such event), the Seller may (i) adjust the terms of the Transaction (including, without limitation, with respect to the Expected Dividend Amount and the number of Trading Days in the Pricing Period) as in the exercise of its good faith judgment it deems appropriate under the circumstances or (ii) elect to terminate the Transaction (a “Corporate Event Termination”). Upon the occurrence of a Corporate Event Termination, the “Affected Party” shall be the Company and the Seller shall be the “Non-Affected Party” for purposes of Section X.

(c) In the event that the Exchange announces that pursuant to the rules of such Exchange, the Common Stock ceases (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than the occurrence of an event addressed in subsections (a) or (b) of this Section VIII) and is not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as the Exchange (or, where the Exchange is within the European Union, in any member state of the European Union), the Seller may (i) adjust the terms of this Transaction or (ii) elect to terminate this Transaction (a “Delisting Termination”). Upon the occurrence of a Delisting Termination, the “Affected Party” shall be the Company and the Seller shall be the “Non-Affected Party” for purposes of Section X.

IX.	Events of Default

The occurrence of any of the following events with respect to a party (such party, the “Defaulting Party” and the other party, the “Non-Defaulting Party”), shall be an “Event of Default”:

(a) The failure to make any payment or any delivery of shares pursuant to the terms of this Letter Agreement; or

(b) Any representation or warranty made in this Letter Agreement shall prove to have been false in any material respect at the time it was made, given or reaffirmed; or

(c) The failure to perform or comply in any material respect with any other obligation in this Letter Agreement, which failure shall continue for thirty (30) days after written notice of such failure has been sent to the Defaulting Party; or

(d) The party (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(e) Any loan or other obligation in respect of borrowed money (whether present or future, contingent or otherwise, as principal or surety or otherwise) of a party in an amount in excess of the lesser of 3% of shareholder’s equity or USD 100,000,000 shall have become payable before the due date thereof as a result of acceleration of maturity caused by the occurrence of any event of default thereunder or any such loan or obligation shall not be repaid when due, as extended by any applicable grace period specified in the contracts or agreements constituting such loan or obligation; or

(f) Any consolidation or amalgamation or merger with or into, or any transfer of all or substantially all its assets to another entity by a party, resulting in the creditworthiness of the surviving or transferee entity being materially weaker than that of the party immediately prior to such action.

X.	Termination

(a) Upon the occurrence and the continuance of an Event of Default, a Loss of Borrow Termination, a Dividend Event Termination, Cash Tender Termination, a Corporate Event Termination or a Delisting Termination, the Non-Defaulting Party or the Non-Affected Party (as the case may be) may in its sole discretion immediately, upon notice (a “Loss Notice”) to the Defaulting Party or the Affected Party (as the case may be), terminate the Transaction as of the date specified in the Loss Notice, which shall not be earlier than the date such notice is effective (the “Termination Date”), notwithstanding any other provision hereof, and the Seller may sell, liquidate, offset or take any other action with respect to any hedge position established or maintained by it in connection with the Transaction. Following a Loss Notice, the Non-Defaulting Party or the Non-Affected Party (as the case may be) shall act in good faith and in a commercially reasonable manner to determine the amount that such party reasonably in good faith believes to be its total unreimbursed net losses and costs (or gains, in which case expressed as a negative number) in connection with this Letter Agreement (the “Loss”). Such computation shall include any out-of-pocket losses and any actual or anticipated loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (including, for the avoidance of doubt, losses to the Seller as a result of the Seller’s inability to modify its hedging position quickly enough to properly reflect the increase in the price of the shares of Common Stock resulting from such event), but shall not include losses resulting from the difference between any cash dividend described in Section VII(a) that gives rise to a Dividend Event Termination and the relevant Expected Dividend Amount. In addition to the foregoing, the Non-Defaulting Party or the Non-Affected Party may include in its determination of its Loss hereunder such losses and costs (or gains) in respect of any payment or delivery required to have been made on or before the Termination Date and not made.

(b) If (i) the Seller is the Defaulting Party and the Loss calculated by the Company is a positive amount, or (ii) the Company is the Defaulting Party or the Affected Party (as the case may be) and the Loss calculated by the Seller is a negative amount, then the Seller shall pay to the Company the absolute value of such Loss in cash promptly following the calculation by the Company or the Seller, as the case may be, of the Loss unless (A) the Company elects (which election shall be binding), in lieu of payment of such cash amount (the “Seller Termination Amount”), to receive Alternative Termination Delivery Units pursuant to subsection (d) below and (B) notifies the Seller of such election by delivery of written notice to the Seller on or before the scheduled Trading Day immediately following the Company’s receipt or delivery, as applicable, of a notice setting forth the amount payable by the Company or the Seller with respect to such termination (the date of such delivery, the “Default Notice Day”) in which event the Seller shall be obligated to deliver to the Company the Alternative Termination Delivery Units pursuant to subsection (d) below; provided that the Company’s election to receive Alternative Termination Delivery Units pursuant to subsection (d) below shall not be valid and cash settlement shall apply if (i) the representations and warranties made by the Company to the Seller in Section XVI(f), (h), (i) and (j) are not true and correct as of the date the Company makes such election, as if made on such date or (ii) such termination is in respect of an event that is within the Company’s control.

(c) If (i) the Company is the Defaulting Party or the Affected Party (as the case may be) and the Loss calculated by the Seller is a positive amount, or (ii) the Seller is the Defaulting Party and the Loss calculated by the Company is a negative amount, then the Company shall pay to the Seller the absolute value of such Loss in cash promptly following the calculation by the Company or the Seller, as applicable, of the Loss unless (i) the Company elects (which election shall be binding), in lieu of payment of such cash amount (the “Company Termination Amount”), to deliver Alternative Termination Delivery Units pursuant to subsection (d) below and (ii) notifies the Seller of such election by delivery of written notice to the Seller on or before the scheduled Trading Day immediately following the Default Notice Day in which event the Company shall be obligated to deliver to the Seller the Alternative Termination Delivery Units pursuant to subsection (d) below; provided that the Company’s election to deliver Alternative Termination Delivery Units pursuant to subsection (d) below shall not be valid and cash settlement shall apply if (i) the representations and warranties made by the Company to the Seller in Section XVI(f), (h), (i) and (j) are not true and correct as of the date the Company makes such election, as if made on such date or (ii) (A) a registered sale on such terms and pursuant to such commercially reasonable requirements imposed by the Seller of such Alternative Termination Delivery Units is not possible or practicable (as determined by the Seller in its reasonable discretion) and the Company has taken any action that would make unavailable (x) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Alternative Termination Delivery Units by the Company to the Seller or (y) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Alternative Termination Delivery Units by the Seller, (B) such termination is in respect of an event that is within the Company’s control, or (C) the Company fails to execute a private placement agreement or similar agreement providing for such resale, which agreement shall be in form and substance reasonably satisfactory to the Seller, or otherwise fails to comply with any commercially reasonable requirements imposed by the Seller in respect of the private placement or registered offering of the Alternative Termination Delivery Units; provided further that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the then applicable Share Cap.

(d) Subject to subsections (b) and (c) above, unless cash settlement is applicable, (i) the Seller shall, beginning on the first Relevant Day following the Default Notice Day and on each Relevant Day thereafter ending when the Seller shall have satisfied its obligations under this subsection (d), purchase a number of Alternative Termination Delivery Units equal to (A) the Seller Termination Amount divided by (B) the Termination Price (calculated taking into account the Seller’s purchase price thereof); and (ii) the Seller shall deliver such Alternative Termination Delivery Units to the Company on the settlement dates relating to such purchases; provided that if subsection (c) above is applicable, clauses (i) and (ii) of this subsection (d) shall not apply and, in lieu thereof, the Company shall, as soon as directed by the Seller after the Default Notice Day, deliver to the Seller a number of Alternative Termination Delivery Units equal to the quotient of (A) the Company Termination Amount divided by (B) the Termination Price (calculated taking into account the resale price or expected resale price thereof).

(e) In addition to the obligations set forth in subsections (b) and (c) above, the Defaulting Party agrees to indemnify the Non-Defaulting Party from and against any reasonable expenses (including reasonable legal fees and other expenses of collection) it may incur as a result of any default by such party.

XI.	Other Agreements

(a) The parties acknowledge and agree that this Letter Agreement is not intended to convey to the Seller rights against the Company hereunder that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of the Company; provided, however, that nothing herein shall limit or shall be deemed to limit the Seller’s right to pursue remedies in the event of a breach by the Company of its obligations and agreements with respect to this Letter Agreement; and provided further that in pursuing a claim against the Company in the event of a bankruptcy, insolvency or dissolution with respect to Company, the Seller’s rights hereunder shall rank on a parity with the rights of a holder of shares of Common Stock enforcing similar rights under a contract involving shares of Common Stock.

(b) The Company is aware of its reporting obligations under the Exchange Act and applicable accounting and disclosure rules and regulations applicable to the transactions contemplated in this Letter Agreement.

(c) The Company agrees that while this Letter Agreement is in effect, it shall cause (i) the number of authorized shares of Common Stock minus (ii) the number of outstanding shares of Common Stock minus (iii) the number of shares of Common Stock reserved for other purposes minus (iv) without duplication of clause (iii), the aggregate maximum number of shares of Common Stock deliverable under warrants, options, swaps, forwards, convertible or exchangeable securities or other similar transactions, agreements or instruments issued by the Company or to which the Company is a party that provide for physical or net share settlement or otherwise may require the issuance of shares of Common Stock by the Company, to exceed the then applicable Share Cap. At the conclusion of the Pricing Period, the Company will have a sufficient number of treasury shares or duly authorized but unissued shares of Common Stock available to satisfy its obligations with respect to this Transaction, such shares of Common Stock to be fully paid and nonassessable and free of preemptive and other rights. The Company agrees that a failure by the Company to comply with the preceding sentence shall be an Event of Default hereunder with respect to the Company without regard to any grace period that would otherwise be applicable.

(d) The Company agrees that, during the Relevant Period and until all deliveries under Sections II, V and X hereunder have been made, if applicable, neither the Company nor any of its affiliates or agents shall make any distribution (as defined in Regulation M) of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M) or take any other action that would, in the view of the Seller, preclude purchases by the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.

XII.	Non-confidentiality

Notwithstanding anything to the contrary herein, the Company and the Seller hereby agree that (i) the Company is not obligated to the Seller to keep confidential from any and all persons or otherwise limit the use of any aspect of this Letter Agreement relating to the structure or tax aspects thereof, and (ii) the Seller does not assert any claim of proprietary ownership in respect of any such aspect of this Letter Agreement.

XIII.	Assignment and Transfer

The rights and duties under this Letter Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Citibank may assign its obligation to deliver or receive delivery of Common Stock or other securities hereunder to any of its affiliates without the prior written consent of the Company. Upon any such assignment Citibank shall indemnify the Company from and against any loss, cost or expense relating to the failure of such affiliate to perform its delivery obligation.

XIV.	Calculations

To the extent any calculation, adjustment or determination is required to be made by the Seller hereunder, the Seller shall make any such calculation, adjustment, or determination reasonably and in good faith.

XV.	Representations of the Parties

Each party represents to the other party that:

(a) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) Powers. It has the corporate or other organizational power to execute and deliver this Letter Agreement and to perform its obligations under this Letter Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Letter Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) Obligations Binding. Its obligations under this Letter Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(f) Absence of Certain Events. No Event of Default (as defined in this Letter Agreement) or event that, with the giving of notice or the passage of time or both, would constitute an Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Letter Agreement.

XVI.	Representations of the Company

The Company hereby represents on the Purchase Date that:

(a) its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Letter Agreement and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of such transactions, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such transactions, including the loss of its entire investment in such transactions;

(b) it acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, the Company represents and warrants to the Seller that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (ii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iii) it understands that the Seller has no obligation or intention to register the transactions contemplated by this Letter Agreement under the Securities Act or any state securities law or other applicable federal securities law;

(c) it understands that no obligations of the Seller to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of the Seller or any governmental agency;

(d) IT UNDERSTANDS THAT THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT ARE SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(e) [Reserved];

(f) it is not entering into this Letter Agreement on the basis of, and neither it nor its officers or directors is aware of, any material non-public information with respect to it or the Common Stock or in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer;

(g) it is not entering into any transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock) for the purpose of inducing the purchase or sale of such securities by others;

(h) it has not and will not directly or indirectly violate any applicable law, rule or regulation (including, without limitation, the Securities Act and the Exchange Act) in connection with the transactions contemplated by this Letter Agreement;

(i) the transactions contemplated by this Letter Agreement and any repurchase of Common Stock by the Company in connection with such transactions are pursuant to a publicly announced share repurchase program that has been approved by its Board of Directors and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto and, at the time of making this representation, such transactions are not subject to any internal policy or procedure of the Company which would prohibit the Company from effecting any transactions in the shares of Common Stock at such time;

(j) the Company is not on the date hereof, and will not be during the term of the transactions contemplated by this Letter Agreement, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, that would preclude purchases by it or the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases;

(k) it is not, and after giving effect to the Transaction, will not be, required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(l) it will not consolidate or merge with or into any person unless the surviving person is the Company or another person formed under the laws of a State of the United States of America and assumes or is responsible, by operation of law, for all obligations of the Company hereunder;

(m) it is not relying, and has not relied upon, the Seller or any of its affiliates with respect to the legal, accounting, tax or other implications of this Letter Agreement and it has conducted its own analyses of the legal, accounting, tax and other implications of this Letter Agreement;

(n) it acknowledges and agrees that neither the Seller nor any affiliate of the Seller has acted as its advisor in any capacity in connection with this Letter Agreement or the transactions contemplated hereby. The Company is entering into this Letter Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks;

(o) it understands and acknowledges that the Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Company and that the Seller and its affiliates may continue to conduct such transactions during the Relevant Period and, if applicable, the Valuation Period;

(p) is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended; and

(q) its assets at their fair valuation exceed its liabilities, including contingent liabilities; its capital is adequate to conduct its business and it has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

XVII.	Indemnification

The Company agrees to indemnify and hold harmless the Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (the Seller and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, and relating to or arising out of breaches or alleged breaches of any of the Company’s representations or covenants contained in this Letter Agreement or out of violations or alleged violations of the antifraud and anti-manipulation provisions of the federal securities laws as a result of the transactions contemplated by this Letter Agreement, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from the Seller’s breach of a material term of this Letter Agreement, willful misconduct or gross negligence. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then the Company shall contribute, to the maximum extent permitted by law (but only to the extent that such harm was not caused by the Seller’s breach of a material term of this Letter Agreement, willful misconduct or gross negligence), to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. The Company also agrees that no Indemnified Party shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of any matter referred to in this Letter Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the breach of a material term of this Letter Agreement, or the Indemnified Party’s gross negligence or willful misconduct. The provisions of this Section XVII shall survive completion of the transactions contemplated by this Letter Agreement and shall inure to the benefit of any permitted assignee of the Seller.

XVIII.	Miscellaneous

(a) No Collateral. Notwithstanding any provision of this Letter Agreement, or any other agreement between the parties, to the contrary, the obligations of the Company under this Letter Agreement are not secured by any collateral.

(b) Acknowledgements. The parties hereto intend for (i) the Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto are entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546, 555, 560 and 561 of the Bankruptcy Code; (ii) a party’s right to liquidate, terminate or accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, a Loss of Borrow Termination, a Dividend Event Termination, a Cash Tender Termination, a Corporate Event Termination or a Delisting Termination under this Letter Agreement with respect to the other party to constitute a “contractual right” within the meaning of the Bankruptcy Code; (iii) all transfers of cash, securities or other property under or in connection with the Transaction are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant”, a “forward contract merchant” or a “swap participant”, (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f), 546(g) and 546(j) of the Bankruptcy Code; (iv) all obligations under or in connection with the Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362, 560 and 561 of the Bankruptcy Code; and (v) each of the parties hereto to be a “swap participant” and “financial participant” within the meaning of Sections 101(53C) and 101(22A) of the Bankruptcy Code.

(c) Waiver of Trial by Jury. EACH OF THE COMPANY AND THE SELLER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF THE SELLER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(d) Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF.

(e) Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(f) Waiver of Setoff. Each party waives any and all rights it may have to set off delivery or payment obligations it owes to the other party under this Letter Agreement against any delivery or payment obligations owed to it by the other party under any other agreement between the parties hereto, by operation of law or otherwise.

XIX.	Notices

Unless otherwise specified, notices under this Letter Agreement may be made by telephone, to be confirmed in writing to the address below. Changes to the Notices must be made in writing.

(a)	If to the Company:

The Clorox Company

1221 Broadway

Oakland, CA 94612-1888

Attention: General Counsel

Telephone: (510) 271-3388

Facsimile: (510) 271-1696

(b)	If to Citibank:

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Attn: Equity Derivatives

Telephone: (212) 723-7357

Facsimile: (212) 723-8328

Notices shall be effective as follows: (i) if in writing and delivered in person or by courier, on the date delivered; (ii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine); (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or delivery is attempted, unless, in each case, the date and time of delivery (or attempted delivery) or that receipt is not a business day or is after the close of business, in which case that notice shall be deemed given and effective on the first following business day.

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Letter Agreement.

Very truly yours,

CITIBANK, N.A.

By:	/s/ Herman Hirsch
Name:	Herman Hirsch
Authorized Representative

Acknowledged and agreed to as of
the date first above written,

THE CLOROX COMPANY

By:	/s/ Charles R. Conradi
Name:	Charles R. Conradi
Title:	V.P. Tax & Treasurer

ANNEX A

REGISTRATION PROCEDURES

In accordance with Section V(b) of the Letter Agreement, if the Company elects “Registered Settlement”, then the Company shall effect such delivery in compliance with the following:

(a) The Company agrees to take all actions within its control, including, without limitation, the procedures set forth in subsection (f) below, to make available to the Seller and its affiliates an effective registration statement under the Securities Act and one or more prospectuses as necessary to allow the Seller and its affiliates to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the resale by the Seller and its affiliates of the shares of Common Stock delivered by the Company hereunder (the “Registration Statement”), such Registration Statement to be effective and Prospectus to be current on each Trading Day until all such resales by the Seller (or its affiliates) have been settled. It is understood that the Registration Statement and Prospectus may cover a number of shares of Common Stock equal to all shares to be delivered by the Company hereunder (the “Shares”). The Seller shall provide, by a reasonable time in advance, such information regarding the Seller and its affiliates as shall be required to be included in the Prospectus. The Company shall pay the applicable registration fee and all costs in connection with the preparation of the Registration Statement and the Prospectus including, without limitation, the cost of printing the Prospectus. In addition, the Company agrees to take all actions reasonably requested by the Seller to facilitate the disposition of the Shares, including all actions set forth in subsection (f) below.

(b) The Company represents, on each day described in subsection (a), that with respect to the Registration Statement and Prospectus, as supplemented by any information provided by the Company to the Seller in connection with sales on a private placement basis pursuant to subsection (e) below, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances in which they were made).

(c) The Company agrees to provide to the Seller and its affiliates on (or, if requested by the Seller, reasonably in advance of) the final Trading Day of the Pricing Period or other date the number of shares of Common Stock to be delivered is determined, opinions of counsel, comfort letters, officers’ certificates and such other documents as may be reasonably requested by the Seller. The Company also agrees that the Seller and its affiliates shall be entitled to perform such diligence as the Seller may reasonably request in advance of such date and the results thereof must be reasonably satisfactory to the Seller. The Company agrees to reimburse the Seller for all reasonable out-of-pocket expenses it incurs in connection with such diligence and otherwise in connection with the preparation of the Registration Statement and Prospectus (or any offering document for sales on a private placement basis pursuant to subsection (e) below), including, without limitation, the reasonable fees and expenses of one outside counsel to the Seller incurred in connection therewith.

(d) The Company shall, prior to the date it is obligated to deliver Shares pursuant to Section V(b) of the Letter Agreement, enter into an agreement (the “Transfer Agreement”) with the Seller in connection with the public resale of the Shares by the Seller or its affiliates substantially similar to underwriting agreements entered into by the Seller with respect to equity securities; the Transfer Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates.

(e) If on any date during the period referred to in subsection (a) the requirements of subsection (a), (c) or (d) are not satisfied (determined without regard to whether the cause is within the control of the Company) or the representations and warranties contained herein with respect to the Company (including, without limitation, in subsection (b)) are not true and correct,

(i)	the Company shall immediately notify the Seller thereof;

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(ii)	(A) the Seller shall be entitled to cease selling shares of Common Stock pursuant to the Registration Statement; and (B) if the Registration Statement is not effective on such date or a stop order suspending the effectiveness of the Registration Statement has been issued or proceedings for that purpose have been instituted or threatened, or if the representations and warranties contained in subsection (b) are not true and correct, and in any such case the Company so requests, the Seller shall cease selling shares of Common Stock pursuant to the Registration Statement; and

(iii)	if the Seller ceases selling shares of Common Stock pursuant to clause (ii), the Company shall, at its election, (A) purchase from the Seller any shares of Common Stock delivered to the Seller hereunder that remain unsold for an amount in the aggregate that equals the number of shares that remain unsold multiplied by the weighted average purchase price of such number of shares in the open market during a number of subsequent Trading Days as determined by the Seller in good faith; or (B) direct the Seller and its affiliates, in a commercially reasonable manner (or absent any such election by the Company, the Seller and its affiliates shall be entitled) to sell Shares received from the Company hereunder as otherwise provided hereunder on a private placement basis in compliance with the Securities Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder; provided that if clause (B) applies, the Company shall perform its obligations under subsection (c) and Annex B hereto and shall cause its representations in subsection (b) to be true and correct.

(iv)	if shares are so sold, the Company shall deliver, promptly upon request from the Seller, the number of shares of Common Stock reasonably required by the Seller and the Company’s obligation to deliver Shares under Section V(b) of the Letter Agreement shall be a continuing one until the Seller or its affiliates have received actual net proceeds equal to such amount; provided, however, that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap. The Seller and its affiliates shall be entitled to disclose any material non-public information regarding the Company in their possession to prospective purchasers in such a private placement, provided that any such purchaser agrees with the Seller to maintain such information on a confidential basis.

(f)	The procedures for registration are as follows:

(i)	The Company shall use commercially reasonable efforts to cause the Registration Statement be effective for the period set forth in subsection (a). If filed after the date hereof and relating to the Shares, the Company shall furnish to the Seller a copy of the Registration Statement and each amendment or supplement thereto prior to their filing with the SEC, shall provide the Seller the opportunity to participate in the preparation thereof and shall consider such comments as the Seller and its affiliates may propose.

(ii)	The Company will immediately notify the Seller:

(A)	when the Registration Statement or any amendment or post-effective amendment thereto shall have become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed;

(B)	of any request by the SEC (or any other federal or state governmental authority) to amend the Registration Statement or amend or supplement the Prospectus or for additional information after the Registration Statement shall have become effective;

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(C)	of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, or of any order preventing or suspending the use of any preliminary or final Prospectus, or the institution or threat of any proceedings for any such purposes; and

(D)	of the existence of any fact or circumstance that results in the Registration Statement, the Prospectus or any document incorporated therein by reference containing a misstatement of material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading (in the case of the Prospectus, in light of the circumstances in which they were made).

(iii)	The Company will use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is reasonably possible. If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, the Company will as promptly as reasonably practicable file any required document and prepare and furnish to the Seller a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers in connection with resales of shares of Common Stock hereunder, will not contain any misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances in which they were made.

(iv)	The Company will furnish to the Seller and its affiliates, without charge, as many signed copies of the Registration Statement (as originally filed) and of all amendments thereto, whether filed before or after the Registration Statement becomes effective, copies of all exhibits and documents filed therewith, including documents incorporated by reference into the Prospectus, prospectus supplements, and signed copies of all consents and certificates of experts, as the Seller may reasonably request. The Company will deliver to the Seller and its affiliates, without charge, as many copies of each preliminary prospectus as the Seller may reasonably request, and the Company hereby consents to the use of such copies for purposes permitted by the Securities Act. The Company will deliver to the Seller and its affiliates, without charge, from time to time during the period during which the Prospectus is required to be delivered under the Securities Act in connection with resales of Common Stock hereunder, such number of copies of the Prospectus (as supplemented or amended) as the Seller may reasonably request.

(v)	The Company will take all actions within its control so that all shares of Common Stock covered by the Registration Statement are eligible for sale on the Exchange.

(vi)	The Company will use commercially reasonable efforts to qualify shares of Common Stock for offering and sale under the applicable securities laws of such states and other jurisdictions as the Seller may designate; provided, however, that the Company shall not be obligated under this provision to qualify shares of Common Stock for offering and sale under the applicable securities laws of such states and other jurisdictions where the Company would be required to file any general consent to service of process or to qualify as a foreign corporation or as a broker or dealer in securities in any jurisdiction where the Company is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which Common Stock has been qualified as above provided. The Company will immediately notify the Seller of the suspension of the qualification of Common Stock for offering or sale in any jurisdiction, or of the institution or threat of any proceedings for such purpose.

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(vii)	The Company will enter into such customary agreements, including a customary underwriting or agency agreement with the Seller, its affiliates and other underwriters or agents, if any, selected by the Seller and reasonably satisfactory to the Company in order to expedite or facilitate the disposition of Common Stock and will comply with such agreements.

(viii)	The Company will cooperate with the Seller, its affiliates and each such underwriter or agent participating in the disposition of such Common Stock and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. or the Exchange.

(ix)	The Company will comply with the Securities Act and the Exchange Act so as to permit the completion of the distribution of Common Stock in accordance with the intended method or methods of distribution contemplated in the Prospectus, as indicated by the Seller. The Company will use commercially reasonable efforts to make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

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ANNEX B

PRIVATE PLACEMENT PROCEDURES

In accordance with Section V(b) of the Letter Agreement, if “Private Placement Settlement” is applicable, then the Company shall effect such delivery in compliance with the following:

(a) The Company shall afford the Seller and any potential buyer of shares of Common Stock delivered pursuant to Private Placement Settlement (the “Private Securities”) a reasonable opportunity to conduct a due diligence investigation with respect to the Company customary in scope for private offerings of such type of securities (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of the Company and the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), and the Seller (or any such potential buyer) shall be satisfied in all material respects with such opportunity and with the resolution of any disclosure issues arising from such due diligence investigation of the Company.

(b) Prior to or contemporaneously with the determination of the Private Placement Price (as described below), the Company shall enter into an agreement (a “Private Placement Agreement”) with the Seller (or any affiliate of the Seller designated by the Seller) providing for the purchase and resale by the Seller (or such affiliate) in a private placement (or other transaction exempt from registration under the Securities Act) of the Private Securities, which agreement shall be on commercially reasonable terms and in form and substance reasonably satisfactory to the Seller (or such affiliate) and (without limitation of the foregoing) shall:

(i)	contain customary conditions, and customary undertakings, representations and warranties (to the Seller or such affiliate, and if requested by the Seller or such affiliate, to potential purchasers of the Private Securities);

(ii)	contain indemnification and contribution provisions in connection with the potential liability of the Seller and its affiliates relating to the resale by the Seller (or such affiliate) of the Private Securities;

(iii)	provide for the delivery of related certificates and representations, warranties and agreements of the Company, including those necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for the Seller and resales of the Private Securities by the Seller (or such affiliate); and

(iv)	provide for the delivery to the Seller (or such affiliate) of customary opinions (including, without limitation, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Private Securities, the availability of an exemption from the Securities Act for the Seller and resales of the Private Securities by the Seller (or such affiliate), and the lack of material misstatements and omissions in the Company’s filings under the Exchange Act, as supplemented by any private placement memorandum or offering memorandum).

(c) the Seller shall determine the private placement price (the “Private Placement Price”) in its judgment by commercially reasonable means, which may include (without limitation):

(i)	basing such price on indicative bids from investors;

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(ii)	taking into account any factors that are customary in pricing private sales and any and all risks and costs in connection with the resale of the Private Securities by the Seller (or any affiliate of the Seller designated by the Seller), including, without limitation, a commercially reasonable placement fee or spread to be retained by the Seller (or such affiliate); and

(iii)	providing for the payment by the Company of all fees and expenses in connection with such sale and resale, including all fees and expenses of counsel for the Seller or such affiliate.

(d) the Seller shall notify the Company of the number of Private Securities required to be delivered by the Company and the Private Placement Price by 6:00 p.m., New York City time, on the day such price is determined.

(e) The Company agrees not to take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act, for the sale of any Private Securities by the Company to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Private Securities by the Seller.

(f) The Company expressly agrees and acknowledges that the public disclosure of all material information relating to the Company is within the Company’s control and that the Company shall promptly so disclose all such material information during the period from the first Trading Day following the Pricing Period to and including the final settlement date in respect of Private Placement Settlement.

(g) The Company agrees to use its best efforts to make any filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the transaction contemplated hereby and the issuance of the Private Securities.

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ANNEX C

Relevant Days

Each of the following days that is also a Trading Day shall be a Relevant Day for purposes of this Letter Agreement.

August 13, 2007	December 5, 2007
August 15, 2007	December 7, 2007
August 17, 2007	December 11, 2007
August 21, 2007	December 13, 2007
August 23, 2007	December 17, 2007
August 27, 2007	December 19, 2007
August 29, 2007	December 21, 2007
August 31, 2007	December 26, 2007
September 5, 2007	December 28, 2007
September 7, 2007	January 2, 2008
September 11, 2007	January 4, 2008
September 13, 2007	January 8, 2008
September 17, 2007	January 10, 2008
September 19, 2007	January 14, 2008
September 21, 2007	January 16, 2008
September 25, 2007	January 18, 2008
September 27, 2007	January 23, 2008
October 1, 2007	January 25, 2008
October 3, 2007	January 29, 2008
October 5, 2007	January 31, 2008
October 9, 2007	February 4, 2008
October 11, 2007	February 6, 2008
October 15, 2007	February 8, 2008
October 17, 2007	February 12, 2008
October 19, 2007	February 14, 2008
October 23, 2007	February 19, 2008
October 25, 2007	February 21, 2008
October 29, 2007	February 25, 2008
October 31, 2007	February 27, 2008
November 2, 2007	February 29, 2008
November 6, 2007	March 4, 2008
November 8, 2007	March 6, 2008
November 12, 2007	March 10, 2008
November 14, 2007	March 12, 2008
November 16, 2007	March 14, 2008
November 20, 2007	March 18, 2008
November 23, 2007	March 20, 2008
November 27, 2007	March 25, 2008
November 29, 2007	March 27, 2008
December 3, 2007	Every second scheduled Trading Day thereafter.

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